Exhibit 99.1

For Immediate Release

EFJ, Inc. Reports Revenue Growth of 64% in the Second Quarter

Washington, DC – August 3, 2004 – EFJ, Inc. (NASDAQ: EFJI) today announced second quarter 2004 revenue of $17.6 million.  This represents a 64% increase from revenue of $10.7 million in the second quarter of 2003.  The increase in revenue in the second quarter was driven by increased sales in both homeland security communications for first responders and international security products.

EFJ, Inc. reported a loss of $1.5 million or $0.08 loss per share. This includes a non-cash expense of $3.4 million, or $0.19 per share, to reflect the variable accounting treatment of re-priced options.  Excluding the impact of variable accounting treatment of re-priced options, net income for the second quarter of 2004 was $1.9 million, or $0.11 per share.

In the second quarter of 2003, the company reported a net loss of $0.1 million or $0.01 loss per share, which included a non-cash benefit of $0.1 million or $0.01 per share, to reflect the variable accounting treatment of re-priced stock options.

“Significant margin improvement in the second quarter brought our gross margin to 44% on a year to date basis which is in line with our 2004 guidance.  Our backlog also increased to $11.4 million at the end of the second quarter compared to $5.6 million for the same period a year ago,” said Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer.

“We continue to confirm our 2004 annual guidance.  Our guidance reflects fluctuations due to the timing of customer funding which may result in uneven year over year quarterly performance.  However, we believe that our ongoing investment in people for research and development, sales/marketing and our accelerated facilities relocation and outsourcing initiatives are positioning EFJ, Inc. for continued growth in 2005 and beyond.” Jalbert said.

Conference Call and Web Cast

The Company announced on July 15, 2004 that it has scheduled an investor conference call at 1:00 p.m. Eastern Time today. The call is available via 800-967-7185.  Replays of the call will be available starting at 2:00 p.m. EDT on Tuesday, August 3rd and continuing until 11:59 p.m. Friday August 6, 2004.  The replay number is 888-203-1112, and the reservation number is 508233.  The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.”

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About EFJ, Inc.

EFJ, Inc is the Washington, DC based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communication solutions.  For more information, visit www.efji.com.

Investor Relations contact:

Jim Stark

800-295-1772

jstark@efji.com

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, R&D expenses, sales/marketing, facility move and outsourcing expenses. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during the quarter, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the successful completion of the relocation of facilities from Minnesota to Texas, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2003.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2004 and 2003

(Unaudited and in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Revenues	$17,571	$10,723	$39,815	$19,724
Cost of sales	8,554	6,079	22,240	11,121
Gross profit	9,017	4,644	17,575	8,603

Operating expenses:
Research and development	2,694	1,813	5,270	3,215
Sales and marketing	2,090	1,533	4,336	2,844
General and administrative, inclusive of non-cash stock option repricing (benefit) expense adjustment of $3,398 and $2,311 for the three and six months ended June 30, 2004 and $(150) and $296 for the three and six months ended June 30, 2003	5,672	1,386	6,359	3,196
Total operating expenses	10,456	4,732	15,965	9,255

Income (loss) from operations	(1,439)	(88)	1,610	(652)

Other income (expense)	4	—	(5)	27
Interest income	9	9	20	21
Interest expense	(35)	(53)	(91)	(92)

Income (loss) before income taxes	(1,461)	(132)	1,534	(696)

Income tax provision	—	—	—	—

Net income (loss)	$(1,461)	$(132)	$1,534	$(696)

Net income (loss) per share - Basic	$(0.08)	$(0.01)	$0.09	$(0.04)
Net income (loss) per share - Diluted	$(0.08)	$(0.01)	$0.08	$(0.04)

Weighted average common shares - Basic	17,716,875	17,577,315	17,650,585	17,577,315
Weighted average common shares - Diluted	17,716,875	17,577,315	18,840,271	17,577,315

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2004 and December 31, 2003

(in thousands, except share data)

	JUNE 30, 2004	DECEMBER 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,849	$4,644
Accounts receivable, net of allowance for returns and doubtful accounts of $166 and $104, respectively	13,104	19,754
Receivables - other	186	157
Cost in excess of billings on uncompleted contracts	1,006	869
Inventories	12,825	18,040
Deferred income taxes	2,000	1,500
Prepaid expenses	717	587
Total current assets	38,687	45,551

Property, plant and equipment, net	3,111	2,779
Deferred income taxes	6,000	6,500
Intangible assets, net of accumulated amortization	6,749	6,753
Other assets	590	686
TOTAL ASSETS	$55,137	$62,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$7,500
Current portion of long-term debt obligations	130	127
Accounts payable	5,150	8,582
Billings in excess of cost on uncompleted contracts	—	30
Deferred revenue - current	893	1,191
Accrued expenses	3,309	3,406
Total current liabilities	9,482	20,836

Long-term debt obligations, net of current portion	356	426
Deferred revenue, net of current portion	951	601
TOTAL LIABILITIES	10,789	21,863

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 17,784,925 and 17,359,973 issued and outstanding as of June 30, 2004 and December 31, 2003; 600,000 non-voting shares authorized, 217,542 issued and outstanding at December 31, 2003, which shares were converted to voting shares in 2004)	178	176
Additional paid-in capital	103,251	100,845
Accumulated deficit	(59,081)	(60,615)
TOTAL STOCKHOLDERS’ EQUITY	44,348	40,406
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,137	$62,269

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